                      MINNESOTA MUTUAL VARIABLE ANNUITY ACCOUNT
                      INTERNATIONAL STOCK SEGREGATED SUB-ACCOUNT
                               PERFORMANCE CALCULATIONS

TOTAL RETURN CALCULATIONS

Total return is the percentage change between the offering price of one accumulation unit at the beginning of a period and the redeemable value of that accumulation unit at the end of a period. A data base file is kept and updated monthly with respect to accumulation unit values. From this data base file, total return can be calculated for any specified number of periods since the segregated sub-account's date of beginning operations.

CUMULATIVE TOTAL RETURN

Cumulative total return is based on an initial $1,000 investment made on May 1, 1992. Using the accumulation unit value information attached, the cumulative total return at December 31, 1992 is as follows:

   CUMULATIVE    =  ENDING REDEEMABLE VALUE - INITIAL AMOUNT INVESTED  * 100
                    -------------------------------------------------
   TOTAL RETURN              INITIAL AMOUNT INVESTED

Cumulative total return for the period from May 1, 1992 to December 31, 1992 is as follows:

                                  914.90 - 1,000.00
                                  -----------------
                                      1,000.00      *  100  =  -8.51%

AVERAGE ANNUAL TOTAL RETURN

In accordance with the SEC, average annual total return (T) allocates equal value among each period (N) by comparing the initial amount invested (P) to the ending redeemable value (ERV). The formula prescribed by the SEC is as follows:
                                           N
                                  P[(1 + T)  ] = ERV

Average annual total return for the period from May 1, 1992 to December 31, 1992 is as follows:

                             .67
       $1,000.00  [(1 - .1249)  ] = $914.90             T = -12.49%

The following information is used in the total return calculations:

                                                        Accumulation
                   Date                                  unit value
                   ----                                 ------------
                 05/01/92                                $1.000000
                 12/31/92                                  .914900